Exhibit 3.93.1

CERTIFICATE OF CONVERSION

TO

LIMITED LIABILITY COMPANY

OF

HIC HOTELS U.S.A., CORPORATION

TO

HIC HOTELS U.S.A. LLC

This Certificate of Conversion to Limited Liability Company, dated as of November 23, 2015, has been duly executed and is being filed by HIC Hotels U.S.A. Corporation, a Delaware corporation (the “Corporation”), to convert the Corporation to HIC Hotels U.S.A. LLC, a Delaware limited liability company (the “LLC”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on September 29, 1987, in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

2. The name and type of entity of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was:

Name	Type of Entity
HIC Hotels U.S.A. Corporation	Corporation

3. The name of the LLC to which the Corporation shall be converted as set forth in its certificate of formation is HIC Hotels U.S.A. LLC.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first-above written.

HIC HOTELS U.S.A. CORPORATION

By:	/s/ Owen Wilcox
Name: Owen Wilcox
Title: Assistant Secretary